                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section (S)(S) 240.14a-11(c) or Section
     (S)(S) 240.14a-12

                      Terayon Communication Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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



                      TERAYON COMMUNICATION SYSTEMS, INC.
                             2952 Bunker Hill Lane
                             Santa Clara, CA  95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1999

TO THE STOCKHOLDERS OF TERAYON COMMUNICATION SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on Wednesday, May 12, 1999 at 8:30 a.m. local time at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California for the following purposes:

1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 45,000,000 shares.

3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 6, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                              By Order of the Board of Directors





                              /s/ ZAKI RAKIB
                              Secretary

Santa Clara, California
April 14, 1999

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                      TERAYON COMMUNICATION SYSTEMS, INC.
                             2952 Bunker Hill Lane
                            Santa Clara, CA  95054

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 12, 1999

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 12, 1999, at 8:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 6, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 6, 1999 the Company had outstanding and entitled to vote 20,387,041 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual
Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2952 Bunker Hill Lane, Santa Clara, California 95054, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 16, 1999. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is the close of business on a date no earlier than January 15, 2000 and no later than February 14, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1999. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

     Lewis Solomon has served as a director of the Company since March 1995. Mr. Solomon has been a principal of G&L Investments, a consulting firm, since 1990 and currently serves as the Chairman of the Board of ICTV, Inc. From 1983 to 1988, he served as Executive Vice President at Alan Patricof Associates, a venture capital firm focused on high technology, biotechnology and communications industries. Prior to that, Mr. Solomon served in various capacities with

General Instrument Corp., most recently as Senior Vice President. From April 1986 to January 1997, he served as Chairman of the board of Cybernetic Services, Inc., an LED systems manufacturer, which commenced a Chapter 7 bankruptcy proceeding in April 1997. Mr. Solomon serves on the boards of Anadigics, Inc., a manufacturer of integrated circuits, Anacomp, Inc., a manufacturer of data storage systems, and Artesyn Technologies, Inc., a power supply and power converter supply company. Mr. Solomon also serves on the boards of several privately held companies.

     Mark A. Stevens has served as a director of the Company since March 1995. Mr. Stevens has been a General Partner of Sequoia Capital, a venture capital investment fund, since March 1993. Mr. Stevens currently serves on the Board of Directors of Aspect Development, Inc., a client/server applications software company, NVIDIA Corporation, a 3D graphics processor company, and several privately held companies. Prior to joining Sequoia Capital in 1989, he held technical sales and marketing positions at Intel Corporation. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in economics and an M.S. degree in computer engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     Michael D'Avella has served as a director of the Company since April 1998. Mr. D'Avella is the Senior Vice President, Planning for Shaw Communications Inc. ("Shaw"), a diversified communications company and a leading cable operator in Canada. Mr. D'Avella has held a variety of senior management positions at Shaw since 1991. Prior to that, he held positions with the Canadian Cable Television Association and Telesat Canada. He is a director of several privately held companies. Mr. D'Avella holds a B.A. degree in economics and planning from the University of Toronto in Canada.

     Shlomo Rakib co-founded Terayon in 1993 and has served as Chairman of the Board and President since January 1993 and as Chief Technical Officer since February 1995. Prior to co-founding the Company, Mr. Rakib served as Chief Engineer at PhaseCom, Inc., a communications products company, from 1981 to 1993, where he pioneered the development of data and telephony applications over cable. Mr. Rakib is the inventor of several patented technologies in the area of data and telephony applications over cable. Mr. Rakib holds a B.S.E.E. degree from Technion University in Israel. Mr. Rakib is the brother of Zaki Rakib, the Chief Executive Officer and a director of the Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     Zaki Rakib co-founded Terayon in 1993 and has served as Chief Executive Officer since January 1993 and as a director since February 1995. From January 1993 to July 1998, Dr. Rakib also served as Chief Financial Officer of the Company. Prior to co-founding the Company, Dr. Rakib served as Director of Engineering for Cadence Design Systems, an electronic design automation software company, from 1990 to 1994. Prior to joining Cadence, Dr. Rakib was Vice President of Engineering at Helios Software which was acquired by Cadence in 1990. Dr. Rakib holds B.S., M.S. and Ph.D. degrees in engineering from Ben-Gurion University in Israel. Dr. Rakib is the brother of Shlomo Rakib, the Company's Chairman of the Board, President and Chief Technical Officer.

     Christopher J. Schaepe has served as a director of the Company since March 1995. Mr. Schaepe is a Managing Director of Weiss, Peck & Greer, L.L.C., a technology-focused venture capital firm, which he joined in 1991. Previously, Mr. Schaepe served in corporate finance and capital markets roles for three years at Goldman, Sachs & Company after his employment as a software engineer at IBM corporation. He is a director of Galileo Technology Ltd., a communications semiconductor company, as well as several privately held companies. Mr. Schaepe holds B.S. and M.S. degrees in computer science from the Massachusetts Institute of Technology and an M.B.A. degree from Stanford Business School.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1998 the Board of Directors held 15 meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee consists of two non-employee directors: Messrs. Schaepe and Solomon. It met one time during 1998.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of the Company's CEO, Dr. Rakib, and two non-employee directors: Messrs. Schaepe and Stevens. Dr. Rakib does not participate in decisions relating to his compensation. The Compensation Committee met one time during 1998.

     The Board did not have a standing Nominating Committee during 1998.

     During 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  Proposal 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 30,000,000 shares to 45,000,000 shares.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     In addition to the 20,387,041 shares of Common Stock outstanding at April 1, 1999, the Board had reserved 5,135,867 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, and up to approximately 3,519,191 shares of Common Stock which may be issued upon exercise of warrants currently held by Shaw and Rogers Communications Inc.

     Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

     The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                  PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since its inception in 1993. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 1, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                        Beneficial Ownership (1)
                                                                                        ------------------------
Beneficial Owner                                                                Number of Shares           Percent of Total
----------------                                                                ----------------           ----------------
Rogers Communications Inc. (3)........................................             2,000,000                       8.9%
  333 Bloor Street East
  Toronto, Ontario M4W 1G9
Shaw Communications Inc. (2)..........................................             3,346,114                      15.3%
  630 Third Avenue S.W., Suite 900
  Calgary, Alberta T2P 4L4
Dr. Zaki Rakib (4)....................................................             1,700,000                       8.3%
Shlomo Rakib (4)......................................................             1,700,000                       8.3%
Entities associated with Weiss, Peck & Greer (5)......................             1,246,605                       6.1%
  555 California Street, Suite 3130
  San Francisco, California  94104
Entities associated with Sequoia Capital (6)..........................             1,217,279                       6.0%
  3000 Sand Hill Road Suite 280, Building 4
  Menlo Park, California  94025
Michael D'Avella (2)(7)...............................................             3,381,114                      15.4%
Christopher J. Schaepe (5)............................................             1,246,605                       6.1%
Mark Stevens (6)(8)...................................................             1,245,404                       6.1%
Lewis Solomon (9).....................................................                80,000                         *
Brian Bentley (10)....................................................                43,333                         *
Dennis Picker (11)....................................................               208,001                       1.0%
Gary Law..............................................................                42,166                         *
All directors and executive officers as a group (8 persons) (12)......             9,750,405                      43.7%

------------------------------
*  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,387,041 shares outstanding on April 1, 1999, adjusted as required by rules promulgated by the SEC.

(2) Shares beneficially owned includes 1,519,191 shares issuable pursuant to warrants exercisable within 60 days of April 1, 1999.

(3) Shares benefically owned includes 2,000,000 shares issuable pursuant to warrants exercisable within 60 days of April 1, 1999.

(4) The address for Messrs. Rakib is c/o Terayon Communication Systems, Inc., 2952 Bunker Hill Lane, Santa Clara, CA 95054.

(5) Shares beneficially owned includes 680,647 shares held by WPG Enterprise Fund II, LLC, 8,190 of which are subject to a right of repurchase by the Company and 565,958 shares held by Weiss, Peck & Greer Venture Associates III, LLC, 6,810 of which are subject to a right of repurchase by the Company. Christopher J. Schaepe, a director of the Company, is a General Partner of WPG Venture Partners III, L.P., the fund investment advisory member of the entities associated with Weiss, Peck & Greer. Mr. Schaepe may be deemed to have a voting and investment power over the shares held by the entities associated with Weiss, Peck & Greer. He disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6) Shares beneficially owned includes (i) 1,107,111 shares held by Sequoia Capital VI; (ii) 60,831 shares held by Sequoia Technology Partners VI;
     (iii) 44,843 shares held by Sequoia XXIV; (iv) 2,296 shares held by Sequoia 1995; (v) 791 shares held by Sequoia 1997; and (vi) 1,407 shares held by SQP 1997. Mark Stevens, a director of the Company, is a General Partner of the entities associated with Sequoia Capital. Mr. Stevens may be deemed to have a voting and investment power over the shares held by the entities associated with Sequoia Capital. He disclaims beneficial ownership of all shares held by Sequoia except to the extent of his pecuniary interest therein.

(7) Shares beneficially owned includes 3,346,114 shares held by Shaw Communications Inc. Mr. D'Avella, a director of the Company, is the Senior Vice President, Planning for Shaw. Also includes 33,750 shares issuable upon the early exercise of options vesting through April 2001, of which 12,291 will be fully vested and no longer subject to repurchase within 60 days of April 1, 1999. Mr. D'Avella may be deemed to have a voting and investment power over the shares held by Shaw. He disclaims beneficial ownership as to all shares held by Shaw.

(8) Shares beneficially owned includes 12,499 shares subject to repurchase by the Company within 60 days of April 1, 1999.

(9) Shares beneficially owned includes 20,000 shares issuable upon the early exercise of options vesting through May 2000, 10,833 of which will be fully vested and no longer subject to repurchase within 60 days of April 1, 1999.

(10) Shares beneficially owned includes 43,333 shares issuable upon the early exercise of options vesting through September 1999, 35,166 of which will be fully vested and no longer subject to repurchase within 60 days of April
     1, 1999.

(11) Shares beneficially owned includes 208,001 shares issuable upon the early exercise of options vesting through May 2003, 96,668 of which will be fully vested and no longer subject to repurchase within 60 days of April 1, 1999.

(12) Shares beneficially owned includes (i) 441,751 shares issuable upon the early exercise of options vesting through May 2003, 119,792 of which will be fully vested and no longer subject to repurchase within 60 days of April 1, 1999, (ii) 27,499 shares subject to repurchase by the Company within 60 days of April 1, 1999 and (iii) 1,519,191 shares issuable pursuant to warrants exercisable within 60 days of April 1, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. D'Avella and two reports covering one transaction were filed late by entities affiliated with Sequoia Capital.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Lewis Solomon receives $2,000 per month for his service as member of the Board. No other director of the Company receives cash for services provided as a director. Certain directors have been granted options to purchase Common Stock in the past. Mr. Stevens, Mr. D'Avella and entities affiliated with Weiss, Peck and Greer L.L.C., of which Mr. Schaepe is a partner, have each received options to purchase 30,000 shares of Common Stock at exercise prices of $1.25, $6.50 and $1.25 per share, respectively. Each of the foregoing option exercise prices were equal to the fair market value of the Common Stock on the date of the respective grant, as determined by the Board after consideration of a number of factors. In the fiscal year ended December 31, 1998, the total compensation paid to non-employee directors was $24,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     In June 1998, the Board adopted the Directors' Plan to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company who are not employees of or consultants to the Company or of any affiliate of the Company (a "Non-Employee Director"). The Directors' Plan is administered by the Board, unless the Board delegates administration to a Committee comprised of members of the Board.

     The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000 shares. Pursuant to the terms of the Directors' Plan, after August 1998, each person who is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders of the Company, be granted an option to purchase 30,000 shares of Common Stock. In addition, on the day following each Annual Meeting of Stockholders of the Company ("Annual Meeting"), commencing with the Annual Meeting in 1999, each person who is then serving as a Non-Employee Director automatically shall be granted an option to purchase 12,500 shares of Common Stock, which amount shall be prorated for any Non-Employee Director who has not continuously served as a Non-Employee Director for the 12-month period prior to the date of such Annual Meeting. In addition, on the day following each Annual Meeting, commencing with the Annual Meeting in 1999, each Non-Employee Director who is then serving as a member of a committee of the Board of Directors automatically shall be granted, for each such committee, an option to purchase 3,000 shares of Common Stock of the Company, which amount shall be prorated for any Non-Employee Director who has not continuously served as a member of such committee for the 12-month period prior to the date of such Annual Meeting.

     The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan vest and become exercisable as to 33% of the shares on the first anniversary of the date of grant and 1/36th of the shares monthly thereafter. Options granted under the Directors' Plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate (whether as a Non-Employee Director of the Company or subsequently as an employee, director, or consultant of either the Company or an affiliate) ceases for any reason may exercise vested options for the term provided in the option agreement (3 months generally, 12 months in the event of disability and 18 months in the event of death).

     In the event of certain changes in control of the Company, all outstanding awards under the Directors' Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting and time during which such options may be exercised shall be accelerated prior to such event and the options will terminate if not exercised after such acceleration and at or prior to such event. Unless terminated sooner by the Board of Directors, the Directors' Plan will terminate in June 2008.

     As of April 1, 1999, no options had been exercised under the Directors'
Plan.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1998 (the "Named Executive Officers"):

                                                 Summary Compensation Table (1)
                                                                        Long-Term Compensation
                                                                 ---------------------------------
                                        Annual Compensation                   Awards
                            ----------------------------------------------------------------------
                                                            Other
                                                           Annual        Restricted    Securities
                                                           Compen-          Stock      Underlying
 Name and Principal     Year    Salary     Bonus           sation           Awards      Options/
     Position                    ($)        ($)              ($)             ($)        SARs (#)
--------------------------------------------------------------------------------------------------
Dr. Zaki Rakib          1998   172,500     -----            -----           -----         -----
Chief Executive         1997   150,000    12,500            -----           -----         -----
Officer
--------------------------------------------------------------------------------------------------
Shlomo Rakib            1998   172,500     -----            -----           -----         -----
President and Chief     1997   150,000    12,500            -----           -----         -----
Technical Officer
--------------------------------------------------------------------------------------------------
Dennis Picker           1998   153,000     -----            -----           -----        40,000
Chief Operating         1997   129,000    31,800           75,166(2)        -----         -----
Officer
--------------------------------------------------------------------------------------------------
Gary Law                1998   136,750    32,500            -----           -----         5,000
Vice President,         1997   108,333     -----            -----           -----       115,000
Marketing and
Business Development
--------------------------------------------------------------------------------------------------
Brian Bentley           1998   125,650     -----           93,974(3)        -----        10,000
Vice President,         1997     -----     -----            -----           -----         -----
Worldwide Sales
--------------------------------------------------------------------------------------------------

-------------------
(1) As permitted by the rules promulgated by the Securities and Exchange Commission, no amounts are shown for 1996.

(2) Consists of reimbursement to Mr. Picker for travel costs of which $35,140 was attributable to tax gross-up payments made by the Company.

(3) Represents sales commissions earned in 1998.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1995 Stock Option Plan (the "1995 Plan") and its 1997 Equity Incentive Plan (the "1997 Plan", together with the 1995 Plan, the "Plans"). As of March 12, 1999, options to purchase a total of 1,013,808 shares and 1,392,103 shares were outstanding under the 1995 Plan and the 1997 Plan, respectively, and options to purchase 59,106 shares and 1,766,051 shares remained available for grant under the 1995 Plan and the 1997 Plan, respectively.

     The following tables show for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR






                            Individual Grants
                            -----------------                                   Potential Realizable
                          Number         % of                                    Value at Assumed
                          of Securi-     Total                                    Annual Rates of
                          ties Under-    Options                                    Stock Price
                          lying          Granted to    Exercise                  Appreciation for
                          Options        Employees     Or Base       Expira-      Option Term (4)
                          Granted        in Fiscal     Price         tion         ---------------
Name                      (#) (1)        Year(2)       ($/Sh)  (3)   Date        5% ($)     10% ($)
                          -------       ----------     -----------   --------    ------     -------
Dr. Zaki Rakib              ---            ---            ---           ---        ---         ---

Shlomo Rakib                ---            ---            ---           ---        ---         ---

Dennis Picker             40,000          3.38%          $6.50       05/27/08   $423,513    $674,373

Gary Law                   5,000          0.42%          $6.50       05/27/08   $ 52,939    $ 84,297

Brian Bentley             10,000          0.84%          $6.50       05/27/08   $105,878    $168,593

(1) Options generally vest at a rate 20% on the first anniversary of the vesting commencement date and 1/48th each month thereafter. The term of each option granted is generally the earlier of (i) ten years or (ii) 90 days after termination of the optionee's services to the Company. Options are immediately exercisable; however, the unvested shares purchasable under such options are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares.

(2) Based on an aggregate of 1,185,081 options granted to employees, consultants and directors of the Company, including the Named Executive Officers, during the fiscal year ended December 31, 1998.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the development life cycle of the Company's products, the Company's financial performance, market conditions, the price preferred rights and privileges of shares of equity securities sold to or purchased by outside investors, and third-party appraisals.

(4) The potential realizable value is calculated based on the terms of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option is exercised and sold on the last day of its term for the appreciated stock price.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END
                                OPTION VALUES

     There were no exercises of options by any Named Executive Officers in the fiscal year ended December 31, 1998.

                             EMPLOYMENT AGREEMENTS

     In February 1993, the Company entered into an employment agreement with Shlomo Rakib to serve as President and Chairman of the Board of Directors. The employment agreement is for a specified duration of seven years, but it is terminable at will or without cause at any time upon written notice. In February 1993, the Company also entered into an employment agreement with Zaki Rakib to serve as Chief Executive Officer and Chief Financial Officer. The employment agreement is not for a specified term and is terminable at will or without cause at any time upon written notice. Both employment agreements further provide that the Company's Board of Directors will set each executive's salary in accordance with the payroll policies of the Company as constituted from time to time.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION (1)

     The Compensation Committee of the Board of Directors ("Committee") consists of Dr. Zaki Rakib, the Company's Chief Executive Officer, and Messrs. Schaepe and Stevens, neither of whom are currently officers or employees of the Company. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. Dr. Rakib is not present during the discussion of his compensation. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

     . The Company pays competitively compared to leading technology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and establishes its pay parameters based on this review.

     . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     . The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

     Philosophy Regarding Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

____________________

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing."

     The Compensation Committee has determined that stock options granted under the Company's 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

     Base Salary. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

     Long-Term Incentives. The Company's long-term incentive program consists of the 1995 Stock Option Plan, and the 1997 Equity Incentive Plan. The option program utilizes vesting periods (generally five years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the value of the Company's Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the technology industry and the Company's philosophy of significantly linking executive compensation with stockholder interests. In 1998 the Committee granted to executives stock options that will vest over a two- or five-year period. These grants were intended to provide incentive to maximize stockholder value over the next several years. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Rakib's base salary at the beginning of 1998 as President and Chief Executive Officer was $150,000. Following the Committee's review of compensation paid by leading technology companies, the Committee set Dr. Rakib's base annual salary through 1998 at $172,500. In setting this amount, the Committee took into account (i) its belief that Dr. Rakib is the Chief Executive Officer of a leading technology company with significant and broad-based experience in the broadband equipment industry, (ii) the scope of Dr. Rakib's responsibility, and (iii) the Board's confidence in Dr. Rakib to lead the Company's continued development.

OTHER EXECUTIVE OFFICERS' COMPENSATION

     In May 1998, the Committee established the base salary ranges for other executive officers based on data regarding executive compensation of the Company's competitors, including published survey information, each executive officer's base salary for prior years, past performance, the scope of such officer's responsibility and other information available to the Committee. In May 1998, the Committee established bonus compensation formulas for each level of upper management based on individual and Company-wide performance criteria. The Committee also awarded stock options to certain executive officers to provide additional incentives.

                                             The Compensation Committee

                                             Dr. Zaki Rakib
                                             Christopher J. Schaepe
                                             Mark A. Stevens

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to February 1998, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board participated in all compensation decisions, except that Messrs. Rakib did not participate in decisions relating to their respective compensation. In February 1998, the Board formed the Company's Compensation Committee to review and recommend to the Board compensation and benefits for the Company's executive officers and administer the Company's stock purchase and stock option plans. Each of the Company's directors, or an affiliated entity, holds securities of the Company.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on August 17, 1998 for the Company's Common Stock and an investment of $100 in cash on August 31, 1998 for (i) the Standards & Poor's 500 Index (the "S&P 500") and (ii) the Nasdaq Telecommunication Stocks Index (the "Nasdaq Telecom"). All values assume reinvestment of the full amount of all dividends and are calculated as of last day of each month:

          Comparison of 7 Month Cumulative Total Return on Investment

                             [GRAPH APPEARS HERE]

                                Company         S&P 500         Nasdaq Telecom
                                -------         -------         --------------
Aug. 1998                         100             100                100
Sept. 1998                         97             106                113
Oct. 1998                          92             115                123
Nov. 1998                         236             122                130
Dec. 1998                         279             129                155
Jan. 1999                         314             135                179

Feb. 1999                         239             130                179

----------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     In February 1993, the Company entered into an employment agreement with Zaki Rakib, the Company's Chief Executive Officer and a director of the Company. Dr. Rakib is the brother of Shlomo Rakib, the Company's Chairman of the Board, President and Chief Technical Officer.

     In February 1993, the Company also entered into an employment agreement with Shlomo Rakib, the Company's Chairman of the Board, President and Chief Technical Officer. Mr. Rakib is the brother of Zaki Rakib, the Company's Chief Executive Officer and a director of the Company.

     In March 1996, the Company loaned Shlomo Rakib, the Company's Chairman of the Board, President and Chief Technical Officer, $100,000 pursuant to an interest-free promissory note, with the principal amount due in March 2001. The purpose of the loan was to permit Mr. Rakib to purchase a residence. Pursuant to its terms the note accelerated upon the completion of the Company's initial public offering. In October 1998, the board approved an extension of the repayment of such note until August 1999. The note is secured by 20,000 shares of Common Stock held by Mr. Rakib.

     In 1998, the Company sold products to Shaw for an aggregate of approximately $12.5 million. In addition, in April 1998, the Company issued Shaw a warrant ("Common Stock Warrant") to purchase 3,000,000 shares of Common Stock at an exercise price of $6.50 per share in connection with the issuance of 384,615 shares of Series F convertible preferred stock. The exercise price of the Common Stock Warrant was equal to the fair market value of the Company's Common Stock at the time the Common Stock Warrant was granted, as determined by the Company's Board of Directors. The Common Stock Warrant is exercisable by Shaw at any time prior to December 31, 2003. In addition, in April 1998, the Company also issued to Shaw a warrant ("Anti-dilution Warrant") to purchase an indeterminate number of shares of Common Stock for an aggregate price of $1.00. The Anti-dilution Warrant is exercisable from time to time when the Company issues certain new equity securities until the date upon which Shaw ceases to own shares of the Company's Common Stock. As of December 31, 1998, Shaw had the right to receive 19,191 shares pursuant to the Anti-dilution Warrant. Michael D'Avella, a director of the Company, is the Senior Vice President of Planning for Shaw.

     The Company has granted options to certain of its directors and executive officers.

     In July 1998, the Company entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

     Certain holders of Common Stock are entitled to certain registration rights with respect to such Common Stock.

     In March 1999, Shaw acquired 1,500,000 shares of the Company's Common Stock at $6.50 per share, pursuant to the partial exercise of the Common Stock Warrant. The net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales price reported on the Nasdaq National Market on the date of the sale) was $47,062,500.

     The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from an unaffiliated third party. Any future transactions between the Company and any of its officers, directors or principal stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                         By Order of the Board of Directors





                         /s/ Zaki Rakib
                         Secretary

April 14, 1999

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998 is available without charge upon written request to: Corporate Secretary, Terayon Communication Systems, Inc., 2952 Bunker Hill Lane, Santa Clara, California 95054.

                      TERAYON COMMUNICATION SYSTEMS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 12, 1999

     The undersigned hereby appoints Dr. Zaki Rakib and Ray M. Fritz, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Terayon Communication Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Terayon Communication Systems, Inc. to be held at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California, on Wednesday, May 12, 1999 at 8:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS pROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect two directors whether by cumulative voting or otherwise, to hold office until the 2002 Annual Meeting of Stockholders.

[_]  FOR all nominees listed below               [_]  WITHHOLD AUTHORITY
     (except as marked to the contrary                to vote for all nominees
     below).                                          listed below.

Nominees: Lewis Solomon and Mark A. Stevens

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

Proposal 2:  To approve an amendment to the Company's Amended and Restated
             Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 45,000,000 shares.

     [_] For                [_] Against           [_] Abstain

Proposal 3:  To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

     [_] For                [_] Against           [_] Abstain

DATED _________________                         ________________________________

                                                ________________________________
                                                          SIGNATURE(S)


                              Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                       2